Albany International Announces CFO Search

     Albany, New York, September 23, 2010 – Albany International Corp. (NYSE: AIN) announced today that it had terminated the employment of Michael K. Burke , Senior Vice President and Chief Financial Officer, effective immediately, without cause. Mr. Burke will be entitled to certain severance and other amounts under the terms of the severance agreement entered into at the time of his employment in 2009. The Company has retained Korn/Ferry International to assist it in identifying replacement CFO candidates. The Company’s Board of Directors has in the meantime appointed John B. Cozzolino, Vice President–Corporate Treasurer and Strategic Planning, as Acting Chief Financial Officer, also effective immediately.

     Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts:

Investors:
John Cozzolino
Vice President–Corporate Treasurer and Strategic Planning/Acting Chief Financial Officer
518-445-2281
john.cozzolino@albint.com

Media:
Susan Siegel, Director of Corporate Communications
518-445-2284
susan.siegel@albint.com